Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

August 12, 2021

Board of Directors

Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300

Stoughton, MA 02072

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement covers an aggregate of 1,730,602 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), including (i) 1,384,482 shares of Common Stock (the “2014 Plan Shares”) pursuant to the Company’s Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”), and (ii) 346,120 shares of Common Stock (the “2015 ESPP Shares”, and together with the 2014 Plan Shares, the “Shares”) pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “2015 ESPP”, and together with the 2014 Plan, the “Plans”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Third Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, the Plans and such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plans, as applicable, will be legally issued, fully paid and non-assessable.  This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

Collegium Pharmaceutical, Inc. Page 2

We express no opinion herein as to the law of any state or jurisdiction other than the Virginia Stock Corporation Act of the Commonwealth of Virginia, including statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Virginia and reported judicial decisions interpreting such laws of the Commonwealth of Virginia and the federal laws of the United States of America.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP